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                     [LETTERHEAD OF BOWMAN & COMPANY, LLP]

                                                                     Exhibit (g)

                        CONSENT OF INDEPENDENT AUDITORS

     As independent certified public accountants, we hereby consent to the inclusion in the consent solicitation material filed as an exhibit to this Rule 13e-3 Transaction Statement of our report dated January 8, 1998 on the balance sheet of A.G. Spanos Realty Partners, L.P. as of September 30, 1997; of our report dated October 21, 1997 on the balance sheet of AGS Financial Corporation as of August 31, 1997; and of our report dated January 8, 1998 on the balance sheet of A.G. Spanos Realty Capital, Inc., as of September 30, 1997; and to all references to our firm included in this Transaction Statement.

                                         /s/ Bowman & Company, LLP
                                             BOWMAN & COMPANY, LLP

Stockton, California
March 18, 1998